Exhibit 99.1

FOR IMMEDIATE RELEASE

January 30, 2012

MICRONETICS REPORTS RECORD THIRD QUARTER RESULTS FOR FISCAL YEAR 2012

Hudson, NH — (BUSINESS WIRE) — January 30, 2012 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its third quarter ended December 31, 2011 (Q3 FY 2012).

Net sales for Q3 FY 2012 were $12.0 million, an increase of $4.4 million or 58% compared to $7.6 million for Q3 FY 2011.

Net sales for the thirty-nine weeks ended December 31, 2011 were $33.7 million, an increase of $7.7 million or 30% compared to $26.0 million for the thirty-nine weeks ended December 25, 2010.

Net income for Q3 FY 2012 was $902,395 or $0.20 per diluted share as compared to net income of $101,123 or $0.02 per diluted share for Q3 FY 2011.

Net income for the thirty-nine weeks ended December 31, 2011 was $2,549,442 or $0.56 per diluted share as compared to net income of $1,073,690 or $0.24 per diluted share for the thirty-nine weeks ended December 25, 2010.

David Robbins, Micronetics’ CEO, stated “We are pleased to have achieved another quarter of record revenues and strong earnings performance. This growth is a direct result of pursuing and investing in our customers’ high performance subsystem programs. Building upon our positive momentum from the past twelve months, in fiscal year 2012 we’ve already been awarded approximately $12 million in multi-year development and production subsystem contracts. These are primarily in support of US DoD electronic modernization and commercial aerospace programs. We continue to be confident in our ability to complement these large subsystems bookings with steady, profitable core component bookings.”

Backlog was $26 million at the end of Q3 FY 2012.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, Cobham, EADS, General Dynamics, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Teradyne, and Thales. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements, such as our statements related to our ability to achieve steady profitable core components bookings. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, yearly and quarterly fluctuations in our operating results, trends and factors affecting our markets which may reduce demand and pricing pressure on our products, our reliance on a limited number of customers, risk that federal government contracts may be terminated at any time, factors which may negatively affect our gross margins, our ability to attract and retain key technical and management personnel, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry in general, as well as factors affecting DOD contract spending levels. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2011 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	Dec. 31, 2011	Dec. 25, 2010

Net sales	$12,046	$7,601

Gross profit	3,709	2,335

Research and development	302	447

Selling, general and administrative expenses	1,792	1,756

Gain on sale of asset	—	(10)

Amortization of intangibles	78	73

Other expense	33	54

Income before income taxes	1,504	15

Provision (benefit) for income taxes	602	(86)

Net income	902	101

Net income per common share:
Basic	0.20	0.02
Diluted	0.20	0.02

Weighted average shares Outstanding:
Basic	4,567	4,555
Diluted	4,613	4,568

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirty-nine Weeks Ended
	Dec. 31, 2011	Dec. 25, 2010

Net sales	$33,712	$25,952

Gross profit	11,128	8,811

Research and development	1,091	1,278

Selling, general and administrative expenses	5,404	5,381

Net loss on disposal of assets	—	4

Amortization of intangibles	235	247

Other expense	147	199

Income before income taxes	4,251	1,702

Provision for income taxes	1,702	628

Net income	2,549	1,074

Net income per common share:
Basic	0.56	0.24
Diluted	0.56	0.24

Weighted average shares Outstanding:
Basic	4,563	4,554
Diluted	4,583	4,565

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131